UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                 -------------------------------

                            FORM 8-K

                 -------------------------------

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


      March 10, 1994                                   0-16690
(Date of earliest report)                    (Commission File Number)




                    ML MEDIA OPPORTUNITY PARTNERS, L.P.
          (Exact name of registrant as specified in its charter)




                 New York                            13-3429969
   (State or other jurisdiction              (I.R.S. Employer
  of incorporation or organization)          Identification Number)




    World Financial Center, South Tower, New York, New York 10080-6108
            (Address of Principal Executive Offices) (Zip Code)



                                 (212) 236-6577
           (Registrant's telephone number, including area code)




                                    Not Applicable
      (Former name or former address, if changed since last report.)

Item 5 - Other Events


On March 10, 1994, Maryland Cable Corp. ("Maryland Cable") and Maryland Cable Holdings Corp. ("Holdings") filed a Consolidated Prepackaged Plan of Reorganization ("Prepackaged Plan") under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court - Southern District of New York.

As previously reported, Maryland Cable has been attempting to restructure both its Senior Bank Debt (which became due and payable on December 31, 1993) and its Senior Subordinated Discount Notes. Maryland Cable is currently in default under its bank credit agreement by virtue of its failure to pay the principal amount of the Senior Bank Debt ($85 million) when due. As a result of this default, there is also a default under the Senior Subordinated Discount Notes.

In an effort to protect the Registrant's interest in Maryland Cable, the Registrant entered into an Exchange Agreement, dated as of December 31, 1993, with Maryland Cable and the holders of approximately 92% of Maryland Cable's Senior Subordinated Discount Notes. The Exchange Agreement provides that, subject to the approvals and conditions described below, the Registrant will receive approximately $9,500,000 in exchange for all of its economic interest and investment in Maryland Cable, and will be paid a management fee for managing Maryland Cable's cable systems from January 1, 1994, to the date of the closing of the transaction.

Closing of the Exchange Agreement transaction is subject to the receipt of approvals from the holders of at least 99% of the principal amount of the Senior Subordinated Discount Notes (and of each holder of $100,000 of such Notes), the holders of the Senior Bank Debt, the various franchising authorities, and the Federal Communications Commission (the "FCC"), and is subject to numerous other closing conditions.

As of March 10, 1994, the requisite approvals from the holders of the Senior Subordinated Discount Notes and the Senior Bank Debt had not been received. As a result, as provided in the Exchange Agreement, Maryland Cable filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York. This filing included the Prepackaged Plan, to which the requisite majority of all impaired creditors other than the holders of the Senior Debt had consented. Under the Prepackaged Plan, the Registrant would receive the same aggregate consideration as it would receive under the terms of the Exchange Agreement.

There is no assurance that the Prepackaged Plan as filed will be approved or that the proposed restructuring described in the Prepackaged Plan will be consummated.

A copy of the Prepackaged Plan is attached as an Exhibit to this Report.

Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits
1.   Consolidated Prepackaged Plan of Reorganization of Maryland
     Cable Corp. and Maryland Cable Holdings Corp.

                           SIGNATURES
          Pursuant to the requirements of the Securities Exchange
Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              ML MEDIA OPPORTUNITY PARTNERS, L.P.

                              By:  RP Opportunity Management,
                                   L.P.,  General Partner

                              By:  IMP Opportunity Management,
                                   Inc.


Dated:  March 10, 1994        By:    s/ Elizabeth McNey Yates
                                        Elizabeth McNey Yates
                                        Vice President